UniTek Global Services Announces Pricing of Public Offering of its Common Stock and Commencement of Trading on the NASDAQ Global Market

BLUE BELL PA., November 11, 2010. UniTek Global Services, Inc. (NasdaqGS: UNTK) (“UniTek” or the “Company”) today announced the pricing of its public offering of 19,000,000 shares of its common stock at a price to the public of $4.75 per share.  The underwriters in the offering have a 30-day option to purchase up to an additional 2,850,000 shares of common stock from the Company, on the same terms and conditions, to cover over-allotments, if any.  All share amounts offered reflect a one-for-28 reverse split of the common stock completed in conjunction with the pricing of the offering.

The Company’s common stock begins trading on November 11, 2010 on the NASDAQ Global Market under the symbol “UNTK.”

The net proceeds of the offering to the Company, after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company, will be approximately $82.6 million.  The Company expects to use the net proceeds from the offering to repay approximately $61.9 million of indebtedness, with the remaining net proceeds to be used for general corporate purposes, including for working capital to support the execution of the Company's backlog.  If the underwriters' over-allotment option is exercised, the Company expects to use the net proceeds, which would be approximately $12.6 million if the over-allotment option is exercised in full, to repay an equal amount of indebtedness.

FBR Capital Markets & Co. and ROTH Capital Partners, LLC acted as joint book-running managers, and D.A. Davidson & Co. and Janney Montgomery Scott LLC acted as co-managers of the offering.

A registration statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission on November 10, 2010.  This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities described above, nor shall there be any sale of such shares of common stock in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The offering of these securities is being made only by means of a written prospectus. A copy of the final prospectus can be accessed through the Securities and Exchange Commission's website at www.sec.gov, or may be obtained from FBR Capital Markets& Co., Prospectus Department, 1001 19th Street, North, Arlington, VA 22209 or by e-mail at prospectuses@fbr.com, or from ROTH Capital Partners, LLC, 24 Corporate Plaza, Newport Beach, CA 92660 or by calling (949) 720-7194.

About the Company

UniTek Global Services is a provider of engineering, construction management and installation fulfillment services to companies specializing in the telecommunications, broadband cable, wireless and satellite industries. UniTek has created a scalable operating platform, enabling each UniTek subsidiary to deliver quality services to its Fortune 200 customers. UniTek, based in Blue Bell, PA, utilizes a diverse workforce of over 5,200 deployed throughout over 102 locations in the United States and Canada.  www.unitekglobalservices.com

Forward Looking Statements

The Company may from time to time make written or oral "forward-looking statements," including statements contained in this release and in the Company's filings with the Securities and Exchange Commission. These forward-looking statements include statements with respect to the Company's beliefs, plans, objectives, goals, expectations, anticipations, estimates, and intentions that are subject to significant risks and uncertainties and are subject to change based on various factors, many of which are beyond the Company's control. These risks and uncertainties include the risk that the registration statement never becomes effective and we are not able to conduct any offering of securities in connections with the registration statement, as well as other risk factors detailed from time to time in the Company's filings with the Securities and Exchange Commission. The words "may", "could", "should", "would", "believe", "anticipate", "estimate", "expect", "intend", "plan", and similar expressions are intended to identify forward-looking statements. All such statements are made in good faith by the Company pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. The Company does not undertake to update any forward looking statement, whether written or oral, which may be made from time to time by or on behalf of the Company, except as may be required by applicable law or regulations.

Contact Info:

The Piacente Group, Inc. | Investor Relations
Kristen McNally | Lee Roth
(212) 481-2050
unitek@tpg-ir.com